Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3, as amended (File Nos. 333-172789, 333-172868, 333-174816 and 333-180143), and the Registration Statements on Form S-8 (File Nos. 333-171723, 333-140588 and 333-180142) of Silver Bull Resources, Inc. (the “Company”) of our reports dated January 9, 2013 relating to the audit of the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K/A for the year ended October 31, 2012.

/s/ Hein & Associates LLP

Hein & Associates LLP
Denver, Colorado
February 4, 2013